EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-145686 on Form S-3D, Registration Statements No. 333-92651 and No. 333-146822 on Form S-8, and Registration Statement No. 333-146100 on Form S-3ASR of our reports dated February 22, 2010, relating to the consolidated financial statements and financial statement schedule of NV Energy, Inc. and the effectiveness of the NV Energy, Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of NV Energy, Inc. for the year ended December 31, 2009.

/s/ Deloitte & Touche LLP
Las Vegas, Nevada
February 22, 2010